Exhibit 8.1

ONE SHELL PLAZA	ABU DHABI	HOUSTON
910 LOUISIANA	AUSTIN	LONDON
HOUSTON, TEXAS	BEIJING	MOSCOW
77002-4995	BRUSSELS	NEW YORK
	DALLAS	PALO ALTO
TEL +1 713.229.1234	DUBAI	RIYADH
FAX +1 713.229.1522	HONG KONG	WASHINGTON
BakerBotts.com

February 20, 2015

Linn Energy, LLC

600 Travis Street

Suite 5100

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Linn Energy, LLC, a Delaware limited liability company (“Linn Energy”), in connection with the proposed offering and sale by Linn Energy of units representing limited liability company interests in Linn Energy having an aggregate offering price of up to $500,000,000 (the “Units”) pursuant to that certain Amended and Restated Equity Distribution Agreement dated February 20, 2015 (the “Distribution Agreement”) by and between Linn Energy and Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC and (i) the registration statement on Form S-3 (Registration No. 333-184647) (as amended, the “Registration Statement”) filed by Linn Energy with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”); (ii) the prospectus included in the Registration Statement dated September 4, 2014 (the “Base Prospectus”); and (iii) the prospectus supplement to said prospectus dated February 20, 2015 (and together with the Base Prospectus, the “Prospectus”);

In connection therewith, we prepared the discussion (the “Discussion”) set forth under the caption “Material Tax Consequences” in the Prospectus.

We hereby confirm that all statements of legal conclusions contained in the Discussion constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the date of the Registration Statement, subject to the assumptions, qualifications, and limitations set forth therein.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Registration Statement and the Prospectus, (ii) certain other filings made by the Linn Energy with the Commission, (iii) a representation letter provided to us by Linn Energy in support of this opinion and (iv) other information provided to us by the representatives of Linn Energy.

We hereby consent to the filing of this opinion as Exhibit 8.1 to Linn Energy’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our firm in the Discussion and under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, this firm does not admit that it is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Linn Energy, LLC	- 2 -	February 20, 2015

The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Sincerely,

/s/ BAKER BOTTS L.L.P.